FREE WRITING PROSPECTUS Dated May 16, 2017	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-06

$1.053b+ ALLY AUTO RECEIVABLES TRUST 2017-3

JOINT LEADS: BARCLAYS (str), DB, RBC

CO-MANAGERS: BMO, Lloyds, MUFG, PNC, Scotia

CL	TOTAL AMT ($MM)	OFFERED AMT ($MM)	WAL	MDY/S&P	E.FNL	L.FNL	SPREAD	YIELD	COUP	PRICE
A1	270.000	256.500	0.30	P-1/A-1+	01/18	06/18	N/A	1.100	1.10	100.00000
A2	371.370	352.800	1.11	Aaa/AAA	02/19	03/20	+15	1.540	1.53	99.99442
A3	271.370	257.800	2.30	Aaa/AAA	06/20	09/21	+17	1.751	1.74	99.98957
A4	86.010	81.700	3.28	Aaa/AAA	10/20	03/22	+30	2.020	2.01	99.99511
B	22.220	21.100	3.39	Aa3/AA+	10/20	07/22	+52	2.253	2.24	99.99189
C	18.510	17.580	3.39	A2/AA	10/20	10/22	+65	2.383	2.37	99.99596
D	13.750	13.060	3.39	Baa2/A+	10/20	01/24	+120	2.933	2.91	99.98317

BBERG TICKER : ALLYA 2017-3	OFFERING TYPE : SEC-REGISTERED
EXPECTED PXG : PRICED	EXPECTED RTGS : MOODY’S/S&P
EXPECTED SETTLE : 05/24/17	PRICING SPEED : 1.30% ABS TO 10% CALL
BILL & DELIVER : BARCLAYS	ERISA ELIGIBLE : YES

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.